Exhibit 5.1

AngloGold Ashanti Limited 112 Oxford Road Houghton Estate Johannesburg, 2198 South Africa

17 March 2023
Ladies and Gentlemen,

OPINION AND CONSENT OF EDWARD NATHAN SONNENBERGS INC., SOUTH AFRICAN COUNSEL TO ANGLOGOLD ASHANTI LIMITED
1.
We have acted as independent South African legal adviser to AngloGold Ashanti Limited (registration number 1944/017354/06), a company incorporated and registered in the Republic of South Africa (the “Registrant”), in connection with the filing by the Registrant, with the U.S. Securities and Exchange Commission (the “Commission”), of the Form S-8 registration statement dated 17 March 2023 (the “Registration Statement”), relating to the registration of 15,000,000 (fifteen million) ordinary shares, with a par value of R0.25 (twenty-five South African cents) per share, of the Registrant (the “Ordinary Shares”).

2.
We are instructed that the Ordinary Shares are issuable under and in accordance with the terms of the Registrant’s 2018 Deferred Share Plan, as amended from time to time (the “Plan”), which was approved by the Registrant’s shareholders on 16 May 2017 and became effective on 1 January 2018. We are further instructed that the Plan was amended and restated by the Registrant’s board of directors on 20 February 2023.

3.	In connection with this opinion, we have examined the following documentation (the “Examined Documents”):

	3.1.	a copy of the memorandum of incorporation of the Registrant;

3.2.
a copy of each of the published notice of the Registrant’s 73rd annual general meeting and the published results of the forementioned annual general meeting, setting out, among other things, the special resolutions adopted by the Registrant’s shareholders: (a) approving the Plan; and (b) authorising the Registrant’s board of directors to allot and issue Ordinary Shares pursuant to the Plan; and

	3.3.	a copy of the Plan.

4.
We have relied solely on the Examined Documents that were made available to us. We give no opinion as to the accuracy of this information and we have made no independent investigation of factual matters or of the accuracy or the appropriateness of any financial, commercial or business matters.

5.
This opinion is based on our interpretation of the Examined Documents and applicable South African law as embodied in the South African Companies Act, No. 71 of 2008 (the “Companies Act”), and other relevant acts and related legislation, as well as judicial interpretations in force as at the date of this opinion. In particular, we do not purport to render an opinion on any matter governed by the law of any state of the United States of America or any federal law of the United States of America.

6.
This opinion assumes that: (a) the term “non-assessable”, as contemplated in paragraph 7 below, means, for the purposes of this opinion, that a holder of an Ordinary Share will not, solely because of its status as a holder of an Ordinary Share, be liable, to the Registrant or the creditors of the Registrant, for any additional assessments or calls in respect of that Ordinary Share; and (b) for the purposes of (a), the phrase “additional assessments or calls” refers to any obligation to make payments to the Registrant or its creditors (other than the purchase price for the Ordinary Share), or to make contributions to the Registrant or its creditors.

7.
Based on the above and subject to the qualifications stated herein, we are of the opinion that the Ordinary Shares, when issued in accordance with the provisions of: (a) the Plan; (b) the Companies Act; (c) the Listings Requirements of the JSE Limited; and (d) the memorandum of incorporation of the Registrant, will be validly issued, fully paid up and non-assessable.

8.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention, or changes in law that occur, that could affect the opinions contained herein.

9.
This Opinion is intended solely for use in connection with the filing, with the Commission, of the Registration Statement and the issuance of Ordinary Shares subject to the Plan and the Registration Statement, and is not to be relied upon for any other purpose.

10.
We hereby consent (the “Consent”) to: (a) be named in the Registration Statement as the attorneys who have passed opinion on the matters referred to herein; and (b) the filing of this opinion as an exhibit to the Registration Statement and any and all amendments thereto. In giving the Consent, ENSafrica does not admit or concede that it is within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Edward Nathan Sonnenbergs Inc.